UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Kerbs, Glenn J.
   6250 North River Road
   Suite 9000
   Rosemont, IL  60018
   USA
2. Issuer Name and Ticker or Trading Symbol
   Wisconsin Central Transportation Corporation
   WCLX
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   12/31/00
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President - Engineering, North American Subsidiaries
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Option - Right to Buy   |13.00   |1/4/0|J+  |3,825      |A  |1/4/0|1/3/1|Common Stock|3,825  |       |            |   |            |
                        |        |0    |    |           |   |1    |0    |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option - Right to Buy   |13.00   |1/4/0|J+  |3,825      |A  |1/4/0|1/3/1|Common Stock|3,825  |       |            |   |            |
                        |        |0    |    |           |   |2    |0    |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option - Right to Buy   |13.00   |1/4/0|J+  |3,825      |A  |1/4/0|1/3/1|Common Stock|3,825  |       |            |   |            |
                        |        |0    |    |           |   |3    |0    |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option - Right to Buy   |13.00   |1/4/0|J+  |3,825      |A  |1/4/0|1/3/1|Common Stock|3,825  |       |55,300      |D  |n/a         |
                        |        |0    |    |           |   |4    |0    |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
+ Option issued under 1997 Long-Term Incentive Plan in transaction exempt under Rule 16b-3.
DATE
February 12, 2001